Exhibit 23.1a



                 CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-50508) pertaining to the Maxicare Health Plans, Inc. 1990 Stock Option Plan, the stock option agreement with Peter J. Ratican dated December 5, 1990, and the stock option agreement with Eugene L. Froelich dated December 5, 1990; and the incorporation by reference in the Registration Statement on Form S-8 (No. 333-12803) pertaining to the Maxicare Health Plans, Inc. Outside Directors 1996 Formula Stock Option Plan, the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan, the Maxicare Health Plans, Inc. 1995 Stock Option Plan, the Restricted Stock Grant Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican dated as of February 27, 1995 and the Restricted Stock Grant Agreement by and between Maxicare Health Plans, Inc. and Eugene L. Froelich dated as of February 27, 1995 of our report dated February 7, 1998 except Note 5 which date is February 28, 1998 and Note 10 which date is June 12, 1998 with respect to the 1997 consolidated financial statements and schedules of Maxicare Health Plans, Inc. in its annual report on Form 10-K, as amended by Form 10-K/A to be filed on June 24, 1998, for the year ended December 31, 1997.




                                 ERNST & YOUNG LLP




Los Angeles, California
June 22, 1998